Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-129345) and related Prospectus of Lifetime Brands, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation therein of our report dated March 11, 2005, with respect to the consolidated financial statements of Lifetime Brands, Inc., formerly know as Lifetime Hoan Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, New York

November 7, 2005